China Organic Agriculture Forecasts Record Revenue and Earnings for 2007

Company Forecasts Revenues and Earnings of Approximately $45 Million and $14 Million; Validates High Growth Business Model

JILIN, China--(BUSINESS WIRE)--China Organic Agriculture, Inc. (OTCBB: CNOA), today increased revenue and earnings forecasts for 2007. The upwardly revised guidance projects revenues to increase to approximately $45 million for calendar year 2007, a 500% increase over the $9 million for the comparable period the previous year. The Company has also raised projected earnings to more than $14 million, an estimated $0.29 in earnings per share, for calendar year 2007, an increase of approximately 408% over the $3.43 million for the comparable period the previous year.

This new guidance reflects benefits expected as a result of corporate initiatives to increase productivity as well as a series of recently signed strategic cooperative agreements with major retail system distribution partners throughout China. The updated financial forecast follows CNOA's recently announced production and distribution partnerships with Nanjing Suguo Supermarket, Beijing Hualian Supermarket, Changchun Huaxing Ltd, Changchun Qinghai Oil and Grain Ltd, Songyuan Oil and Grain Ltd. Those new contracts are anticipated to generate a total of $21 million in revenues for the period.

"These strategic sales agreements help China Organic purchase and process green and organic rice with higher margins and also enables us to increase our production significantly in a short amount of time," said Huizhi Xiao, Chairman of China Organic Agriculture "In addition, these new contracts better ensure the successful sales of our newly produced rice, helping us achieve our sales goals and generating increased returns and value for our shareholders. We are very pleased with our projected revenues for this calendar year and expect another strong year of sustainable growth in the years to come."

The Company is firmly committed to expanding operations and increasing earnings and has already set in motion several initiatives to expand capacity and extend its reach into other fast-growing economies in Asia. Due to partnerships such as with Hualian and with Suguo, China Organic has posted approximately 100% growth for the trailing four years.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China. CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The Company also has an extensive sales network, located in the major cities in China.

CNOA has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 15% higher than comparables.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

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Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

China Organic Agriculture
Steve Wan, 310-441-9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com